Exhibit 99.1

Warrior Met Coal Announces Fourth Quarter and Full Year 2017 Results

Sales volume increases 42% in the fourth quarter 2017 compared to prior year period to 1.4 million short tons
Production volume increases 52% in the fourth quarter 2017 compared to prior year period to 1.6 million short tons
Company records net income of $97.2 million and Adjusted EBITDA of $86.3 million in the fourth quarter of 2017

BROOKWOOD, AL  - February 14, 2018 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Compa ny”) today announced results for the fourth quarter and full year ended December 31, 2017. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported fourth quarter 2017 net income of $97.2 million, or $1.83 per diluted share, compared to net income of $34.0 million, or $0.65 per diluted share, in the fourth quarter of 2016. The Company reported Adjusted EBITDA of $86.3 million in the fourth quarter of 2017, compared to Adjusted EBITDA of $51.4 million in the prior year period. The market for high quality premium met coal continued to be strong in the fourth quarter, reflecting resilience in global steel production, as well as the effects of met coal supply disruptions in Australia and supply side reforms in China. The fourth quarter results for Warrior also reflect the successful completion of three planned longwall moves which lowered total production as expected when compared to previous quarters during 2017.

“Warrior’s results in the fourth quarter were even better than expected enabling us to exceed our full year guidance in our key sales and production metrics,” commented Walt Scheller, CEO of Warrior. “The fourth quarter also saw the timely and successful back to back completion of all three longwall moves which will help to strengthen our operational base in 2018.”

Warrior reported full year 2017 net income of $455.0 million and adjusted net income of $467.9 million, excluding non-recurring transaction costs associated with its initial public offering in April 2017, or net income of $8.62 per diluted share and adjusted net income of $8.86 per diluted share. The Company reported Adjusted EBITDA of $517.7 million for the full year of 2017.

Operating Results
The Company produced 1.6 million short tons of met coal in the fourth quarter of 2017, 52% more than the amount produced in the fourth quarter of 2016. For the full year of 2017, the Company produced 6.7 million short tons, which exceeded its guidance and expectations as the Company ramped up its operations toward full capacity of the mines. “Moving one longwall operation is challenging by itself and when combined with the normal difficult geological conditions near the end of a panel, three moves back to back could have been overwhelming. However, our success was the result of good planning, preparation, communication and outstanding work by our employees and we thank them for the significant effort and success,” Mr. Scheller added.

Additional Financial Results
Total revenues were $239.8 million for the fourth quarter of 2017, including $228.8 million in mining revenues, which consisted of met coal sales of 1.4 million short tons at an average net selling price of $168.89 per short ton, net of demurrage and other charges. Sales volume increased 42% over the fourth quarter of 2016, reflecting both strong continued production and strong demand from customers. Warrior capitalized on the strong pricing environment in the quarter by selling its met coal at 101% of the quarterly Australian premium low-volatility ("LV") hard coking coal ("HCC") index average price (the "Australian LV Index"), which replaced the Australian premium low-volatility HCC benchmark (“Australian HCC Benchmark”) starting in the second quarter of 2017. Total revenues for 2017 were $1.2 billion on sales volume of 6.5 million short tons.

Cost of sales for the fourth quarter of 2017 were $136.7 million, or 59.7% of mining revenues, and included mining costs, transportation and royalty costs. Cash cost of sales (free-on-board port) per short ton increased to $100.97 in the fourth quarter from the third quarter of 2017, primarily due to the lower sales volume and higher transportation and royalty costs related to higher met coal prices.

Selling, general and administrative expenses for the fourth quarter of 2017 were $13.4 million, or 5.6% of total revenues, and were $36.5 million for the full year. Depreciation and depletion costs for the fourth quarter of 2017 were $17.8 million, or 7.4% of total revenues, and were $75.4 million for all of 2017. Warrior incurred interest expense of $5.1 million during the fourth quarter of 2017, which was higher than previous quarters due to the issuance of the $350 million Senior Secured Notes due 2024 (the “Senior Secured Notes”) in November 2017. Full year 2017 interest expense was $6.9 million.

For the full year 2017, the Company will pay approximately $2.3 million in alternative minimum income taxes (“AMT”) that will be refunded for that same period with the other AMT credits as noted below. The Company’s estimated savings in cash taxes for 2017 was approximately $122.8 million, or $2.33 per diluted share, due to the unlimited annual use of its net operating loss (“NOL”) carryforwards. “Our NOLs are tremendous assets of the Company which will significantly increase the cash available to fund the needs of the business and any strategic opportunities that may present themselves in the future,” said Dale Boyles, Warrior’s Chief Financial Officer.

The Tax Cuts and Jobs Act of 2017 enacted in December lowers most business and individual tax rates and generally represents the most sweeping reform of the U.S. tax code in more than 30 years. While nearly all the provisions took effect on January 1, 2018, companies are required to recognize the effect of the tax law changes in their financial statements in December 2017. Accordingly, Warrior recognized an income tax benefit of $35.7 million in the fourth quarter of 2017 and a $38.6 million benefit for the full year, primarily as a result of the refund of existing AMT credits of approximately $39.3 million which the Company expects to receive in 2019 through 2022.

Cash Flow and Liquidity
The Company continued to generate strong cash flows from operating activities in the fourth quarter of 2017 of $91.4 million compared to $12.2 million in the fourth quarter of 2016. Full year 2017 cash flows from operating activities were $434.5 million. Net working capital, excluding cash and income tax receivable, decreased by $6.9 million from the third quarter of 2017 and was an increase, or use of cash, of $61.0 million for the full year 2017. The increase in net working capital, or use of cash, in 2017 was primarily attributable to the restart of two longwall operations in the Company’s ramp up of production and sales volumes resulting in higher accounts and other receivables, slightly higher inventories and higher prepaid expenses partially offset by higher accounts payable and accrued expenses. The increase in long-term income tax receivable is attributable to recognition of the expected refunds of AMT credits in future years as noted above. The Company invested significantly in its business during 2017 with total cash capital expenditures for the fourth quarter 2017 of $30.0 million and $92.6 million for the full year of 2017. These cash expenditures exclude non-cash accruals and capital leases of approximately $15.0 million for the full year of 2017.

Free cash flow was $61.5 million in the fourth quarter, which was $52.5 million higher than in the prior year period in 2016. Free cash flow for the full year 2017 was $341.9 million. Cash flows used in financing activities for the fourth quarter were $260.6 million, reflecting the net proceeds from the $350 million Senior Secured Notes offering and the payment of a special dividend of $11.21 per share as more fully described below.

The Company’s available liquidity as of December 31, 2017 was $135.5 million, consisting of cash and cash equivalents of $35.5 million and $100.0 million available under its Asset-Based Revolving Credit Agreement.

Company Outlook
The Company’s outlook is subject to many risks that may impact performance, such as market conditions in the steel and met coal industries, overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. In light of the Company's successful 2017 performance, NOL carryforwards and expected market conditions in 2018, Warrior is establishing its guidance for the full year 2018 as follows:

Coal sales	6.6 - 7.2 million short tons
Coal production	6.6 - 7.2 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$100 - $120 million
Selling, general and administrative expenses	$30 - $33 million
Interest expense	$31 - $32 million
Cash tax rate	0%

The Company’s guidance for capital expenditures consists of sustaining capital spending of approximately $70 - $83 million, including regulatory and gas requirements, and discretionary capital spending of $30 - $37 million for various operational improvements.

Key factors that may affect outlook include:

•	Hard coking coal index pricing

•	2 planned longwall operation moves in 2018 (1 - Q3 and 1 - Q4)

•	Excludes other non-recurring costs

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Regular Quarterly Dividend
On February 13, 2018, the board of directors of the Company (the “Board”) declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.7 million, which will be paid on March 2, 2018, to stockholders of record as of the close of business on February 23, 2018.

Standard & Poor’s (“S&P”) Global Ratings Upgrade
On January 17, 2018, S&P raised the Company’s corporate credit rating to B, from B-, with a stable outlook. At the same time, S&P raised the issue-level rating on the Senior Secured Notes to B+ from B- and the recovery rating to 2 from 3. S&P cited the Company’s strong performance, strong credit metrics and stable outlook as reasons for its new ratings. The upgrade reflects S&P’s view about Warrior’s ability to increase production with its low-cost structure and capitalize on robust demand in a favorable met coal price environment, enabling it to generate strong margins and cash flows.

Senior Secured Notes Offering and Special Dividend
As previously disclosed on November 2, 2017, the Company consummated a private offering (the “Offering”) of $350.0 million aggregate principal amount of 8.00% Senior Secured Notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in accordance with Regulation S under the Securities Act. The Company used the net proceeds of approximately $340.0 million from the Offering, together with cash on hand of approximately $260.0 million, to pay a special cash dividend of approximately $600.0 million, or $11.21 per share, to all its stockholders of record as of the close of business on November 13, 2017 on a pro rata basis.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP (“Generally Accepted Accounting Principles”) financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2017 results today, February 14, 2018, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/.

Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call.

Telephone playback will also be available from 7:30 p.m. ET February 14, 2018 through 7:30 p.m. ET on February 21, 2018. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10115958.

About Warrior Met Coal
Warrior Met Coal is a large scale, low-cost U.S. based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Australian LV Index. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior Met Coal, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures and future effective income tax rates. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation, changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or to initiate a stock repurchase program; the Company’s ability to comply with covenants in its credit facility or indenture relating to the Senior Secured Notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2017 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Note Regarding “Predecessor” Comparisons
The Company’s results on a “Predecessor” basis relate to the assets acquired and liabilities assumed by Warrior Met Coal, LLC from Walter Energy, Inc. in the asset acquisition described in the Company’s Registration Statement on Form S-1 (File No. 333-216499) and the related periods ending on or prior to March 31, 2016. The Company’s results on a “Successor” basis relate to Warrior Met Coal, LLC and its subsidiaries for periods beginning as of April 1, 2016 and Warrior Met Coal, Inc. after giving effect to its corporate conversion on April 12, 2017 from a Delaware limited liability company into a Delaware corporation. The historical costs and expenses reflected in the Predecessor combined results of operations include an allocation for certain corporate functions historically provided by Walter Energy, Inc. Certain functions critical to the Predecessor’s operations were centralized and managed by Walter Energy, Inc. Historically, the centralized functions have included executive senior management, financial reporting, financial planning and analysis, accounting, shared services, information technology, tax, risk management, treasury, legal, human resources, and strategy and development. The costs of each of these services has been allocated to the Predecessor on the basis of the Predecessor’s relative headcount, revenue and total assets to that of Walter Energy, Inc.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	Successor (Unaudited)				Predecessor
	For the three months ended December 31,		For the year ended December 31,	For the nine months ended December 31,	For the three months ended March 31,
	2017	2016	2017	2016	2016
Revenues:
Sales	$228,843	$146,750	$1,124,645	$276,560	$65,154
Other revenues	10,960	6,519	44,447	21,074	6,229
Total revenues	239,803	153,269	1,169,092	297,634	71,383
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	136,670	89,070	592,530	244,723	72,297
Cost of other revenues (exclusive of items shown separately below)	5,463	7,243	28,422	19,367	4,698
Depreciation and depletion	17,788	9,054	75,413	47,413	28,958
Selling, general and administrative	13,380	10,176	36,453	20,507	9,008
Other postretirement benefits	—	—	—	—	6,160
Restructuring costs	—	—	—	—	3,418
Transaction and other costs	—	3,093	12,873	13,568	—
Total costs and expenses	173,301	118,636	745,691	345,578	124,539
Operating income (loss)	66,502	34,633	423,401	(47,944)	(53,156)
Interest expense, net	(5,057)	(583)	(6,947)	(1,711)	(16,562)
Reorganization items, net	—	—	—	—	7,920
Income (loss) before income tax expense (benefit)	61,445	34,050	416,454	(49,655)	(61,798)
Income tax expense (benefit)	(35,711)	18	(38,592)	18	18
Net income (loss)	$97,156	$34,032	$455,046	$(49,673)	$(61,816)
Basic and diluted net income (loss) per share (1):
Net income (loss) per share—basic and diluted	$1.83	$0.65	$8.62	$(0.94)
Weighted average number of shares outstanding—basic	53,018	52,640	52,800	52,640
Weighted average number of shares outstanding— diluted	53,027	52,640	52,806	52,640
Dividends per share:	$11.26	$—	$14.92	$—

(1) On April 12, 2017, in connection with the Company’s initial public offering (“IPO”), Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock $0.01 par value per share and 10,000,000 shares of preferred stock $0.01 par value per share. The number of shares and per share amounts of common stock have been retroactively recast to reflect the corporate conversion.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	Successor (Unaudited)				Predecessor
	For the three months ended December 31,		For the year ended December 31,	For the nine months ended December 31,	For the three months ended March 31,
(short tons in thousands)(1)	2017	2016	2017	2016	2016
Tons sold	1,355	954	6,527	2,635	856
Tons produced	1,573	1,038	6,714	2,529	883
Gross price realization (2)	101%	88%	96%	92%	104%
Average net selling price	$168.89	$153.82	$172.31	$104.96	$76.11
Australian LV Index/Australian HCC Benchmark (3)	$173.90	$181.44	$182.78	$113.85	$73.50
Cash cost of sales (free on board port) per short ton (4)	$100.97	$83.94	$90.58	$75.17	$63.30
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) Gross price realization represents gross sales, excluding demurrage and other charges, divided by tons sold as a percentage of the Australian LV Index or the Australian HCC Benchmark depending on time period. The gross price realization for the year ended December 31, 2017 and for the nine months ended December 31, 2016 is based on a volume weighted average Australian LV Index.
(3)    Beginning in the second quarter of 2017, a quarterly Australian HCC Benchmark for hard coking coal was not set and was replaced with the Australian LV Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)				Predecessor
(in thousands)	For the three months ended December 31,		For the year ended December 31,	For the nine months ended December 31,	For the three months ended March 31,
	2017	2016	2017	2016	2016
Cost of sales	$136,670	$89,070	$592,530	$244,723	$72,297
Asset retirement obligation accretion	703	(361)	(621)	(998)	(93)
Stock compensation expense	(553)	—	(667)	—	—
Mine No. 4 idle costs	—	(44)	—	(8,726)	(10,173)
VEBA contribution	—	—	—	(25,000)	—
Other (operating overhead, etc.)	—	(8,588)	—	(11,924)	(7,843)
Cash cost of sales (free on board port)(4)	$136,820	$80,077	$591,242	$198,075	$54,188

(4)     Cash cost of sales (free on board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)				Predecessor
	For the three months ended December 31,		For the year ended December 31,	For the nine months ended December 31,	For the three months ended March 31,
(in thousands)	2017	2016	2017	2016	2016
Net income (loss)	$97,156	$34,032	$455,046	$(49,673)	$(61,816)
Interest expense, net	5,057	583	6,947	1,711	16,562
Income tax expense (benefit)	(35,711)	18	(38,592)	18	18
Depreciation and depletion	17,788	9,054	75,413	47,413	28,958
Asset retirement obligation accretion	(1,005)	855	1,834	2,817	1,169
Stock compensation expense	3,026	384	4,181	509	390
Transaction and other costs	—	3,093	12,873	13,568	—
Reorganization items, net	—	—	—	—	(7,920)
Restructuring costs	—	—	—	—	3,418
Mine No. 4 idle costs	—	3,340	—	8,726	10,173
VEBA contribution	—	—	—	25,000	—
Adjusted EBITDA (5)	$86,311	$51,359	$517,702	$50,089	$(9,048)
(5)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, transaction and other costs, net reorganization items, restructuring costs, Voluntary Employees' Beneficiary Association ("VEBA") contribution and Mine No. 4 idle costs.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)				Predecessor
(in thousands, except per share amounts)	For the three months ended December 31,		For the year ended December 31,	For the nine months ended December 31,	For the three months ended March 31,
	2017	2016	2017	2016	2016
Net income (loss)	$97,156	$34,032	$455,046	$(49,673)	$(61,816)
Transaction and other costs, net of tax	—	—	12,873	13,568	—
Reorganization items, net, net of tax	—	—	—	—	(7,918)
Restructuring costs, net of tax	—	—	—	—	3,417
Mine No. 4 idle costs, net of tax	—	3,340	—	8,726	10,170
VEBA contribution	—	—	—	25,000	—
Adjusted net income (loss) (6)	$97,156	$37,372	$467,919	$(2,379)	$(56,147)

Weighted average number of basic shares outstanding	53,018	52,640	52,800	52,640
Weighted average number of diluted shares outstanding	53,027	52,640	52,806	52,640

Adjusted basic and diluted net income (loss) per share:	$1.83	$0.71	$8.86	$(0.05)
(6)    Adjusted net income (loss) is defined as net income (loss) net of the following items net of tax (based on each respective period's effective tax rate): transaction and other costs, reorganization items, net, restructuring costs, Mine No. 4 idle costs and VEBA contributions. Adjusted net income (loss) is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income (loss) are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income (loss) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income (loss) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	Successor (Unaudited)				Predecessor
	For the three months ended December 31,		For the year ended December 31,	For the nine months ended December 31,	For the three months ended March 31,
	2017	2016	2017	2016	2016
OPERATING ACTIVITIES:
Net income (loss)	$97,156	$34,032	$455,046	$(49,673)	$(61,816)
Non-cash adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	24,069	11,251	81,631	52,527	21,817
Changes in operating assets and liabilities:
Trade accounts receivable	10,795	(49,458)	(51,850)	(54,911)	15,097
Other receivables	5,859	(958)	(8,121)	(2,530)	1,070
Inventories	(17,804)	723	(13,732)	9,524	677
Prepaid expenses and other current assets	(10,418)	(2,695)	(17,366)	(11,001)	13,020
Accounts payable	3,838	4,749	14,388	(4,144)	(15,338)
Accrued expenses and other current liabilities	14,640	15,704	15,642	45,408	(16,083)
Income tax receivable	(39,255)	—	(39,255)	—	—
Other	2,566	(1,168)	(1,871)	5,613	858
Net cash provided by (used in) operating activities	91,446	12,180	434,512	(9,187)	(40,698)
INVESTING ACTIVITIES:
Net cash used in investing activities	(29,954)	(3,154)	(92,625)	(30,884)	(5,422)
FINANCING ACTIVITIES:
	(260,635)	(765)	(458,279)	192,727	(6,240)
Net increase (decrease) in cash and cash equivalents and restricted cash	(199,143)	8,261	(116,392)	152,656	(52,360)
Cash and cash equivalents and restricted cash at beginning of period	235,407	144,395	152,656	—	84,462
Cash and cash equivalents and restricted cash at end of period	$36,264	$152,656	$36,264	$152,656	$32,102

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)				Predecessor
(in thousands)	For the three months ended December 31,		For the year ended December 31,	For the nine months ended December 31,	For the three months ended March 31,
	2017	2016	2017	2016	2016
Net cash provided by (used in) operating activities	$91,446	$12,180	$434,512	(9,187)	$(40,698)
Purchases of property, plant and equipment	(29,954)	(3,082)	(92,625)	(11,531)	(5,422)
Free cash flow (7)	$61,492	$9,098	$341,887	$(20,718)	$(46,120)
(7) Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by (used in) operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by (used in) operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	Successor
	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$35,470	$150,045
Short-term investments	17,501	17,501
Trade accounts receivable	117,746	65,896
Other receivables	14,482	5,901
Inventories, net	54,294	39,420
Prepaid expenses and other	29,376	12,010
Total current assets	268,869	290,773
Mineral interests, net	130,004	143,231
Property, plant and equipment, net	536,745	496,959
Income tax receivable	39,255	—
Other long-term assets	18,442	16,668
Total assets	$993,315	$947,631
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,076	$6,043
Accrued expenses	66,704	47,339
Other current liabilities	10,475	8,405
Current portion of long-term debt	2,965	2,849
Total current liabilities	108,220	64,636
Long-term debt	342,948	3,725
Deferred income taxes	258	1,944
Asset retirement obligations	96,096	96,050
Other long-term liabilities	32,770	28,309
Total liabilities	580,292	194,664
Stockholders’ Equity (1):
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, issued and outstanding - 53,284,470 and 53,442,532, respectively)	534	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Additional paid in capital	329,993	802,107
Retained earnings (accumulated deficit)	82,496	(49,673)
Total stockholders’ equity	413,023	752,967
Total liabilities and stockholders’ equity	$993,315	$947,631
(1) On April 12, 2017, in connection with the Company’s initial public offering (“IPO”), Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The number of shares and per share amounts of common stock have been retroactively recast to reflect the corporate conversion.